Exhibit (21)

VULCAN MATERIALS COMPANY
SUBSIDIARIES
As of December 31, 2002
(Active Subsidiaries Only)

Entity	State or Other Jurisdiction of Incorporation or Organization	% Owned Directly or Indirectly By Vulcan
Subsidiaries:
Atlantic Granite Company	South Carolina	66-2/3
Azusa Rock, Inc.	California	100
Calizas Industriales del Carmen, S.A. de C.V.	Mexico	100
Callaway Chemical Company	New Jersey	100
CalMat Co.	Delaware	100
CalMat Co. of New Mexico	New Mexico	100
CalMat Leasing Co.	Arizona	100
Goodman Road Properties, LLC	North Carolina	100
MedTex Lands, Inc.	Texas	100
Nolichuckey Sand Co., Inc.	Tennessee	100
Palomar Transit Mix, Co.	California	100
R.C. Fulfer Company, Inc	Texas	100
Rancho Piedra Caliza, S.A. de C.V.	Mexico	100
Rapica Servicios Tecnicos Y Administrativos, S.A. de C.V.	Mexico	100
RECO Transportation, LLC	Delaware	100
Servicios Integrales, Gestoria Y Administracion, S.A. de C.V.	Mexico	100
Soportes Tecnicos Y Administrativos, S.A. de C.V.	Mexico	100
Statewide Transport, Inc.	Texas	100
Triangle Rock Products, Inc.	California	100
Vulcan Aggregates Company, LLC	Delaware	100
Vulcan Chemical Technologies, LLC	Delaware	100
Vulcan Chemicals Investments, LLC	Delaware	100
Vulcan Chloralkali, LLC	Delaware	51
Vulcan Construction Materials, LLC	Delaware	100
Vulcan Construction Materials, LP	Delaware	100
Vulcan Gulf Coast Materials, Inc.	New Jersey	100
Vulcan International Holdings ApS	Denmark	100
Vulcan International Holdings II ApS	Denmark	100
Vulcan Lands, Inc.	New Jersey	100
Vulcan Performance Chemicals, Ltd.	British Columbia	100
Vulica Shipping Company, Limited	Bahamas	100
Wanatah Trucking Co., Inc.	Indiana	100
Western Environmental Contracting, Inc.	California	100